EXHIBIT 99.1

NEWS RELEASE
DRESS BARN, INC. REPORTS MARCH SALES RESULTS

-- March Comparable Store Sales Increase 2% --

SUFFERN, NY - APRIL 6, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported March sales results.

Total sales for the five-week fiscal period ended April 1, 2006 increased 5% to $125.3 million compared to $119.8 million reported for the comparable five-weeks ended April 2, 2005. Comparable store sales increased 2% for the fiscal month of March.

Comparable store sales for the Company and by brand for the fiscal period ended April 1, 2006 were as follows:

---- Comparable Store Sales ----
March
dressbarn	+5%
maurices	-4%

Company Comparable Store Sales	+2%

It should be noted that this year the Company’s March sales reporting calendar does not include the week of Easter, which was included in March last year and will be reported in April this year. As a result of the Easter holiday shift, March and April sales should be combined for a more meaningful comparison.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of April 1, 2006, the Company operated 799 dressbarn stores in 45 states and 518 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended January 28, 2006.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600